Exhibit 10.2
MINUTES OF SETTLEMENT

MTM S.r.l., headquartered in Cherasco, via La Morra, 1 (CF 00525960043), in the person of Mariano Costamagna (hereinafter: "MTM")

&

ROBERTO OLIVO, born in Torino on August 15, 1954, and resident in Torino, Via Palladio 12 (CF LVORRT54M15L219L) (hereinafter "Olivo")

On condition

—	That Mr. Olivo is employed with the title of "officer" by MTM, Ltd. since January 1, 2009;

—
That the parties have agreed to come to consensual termination of the employment relationship, and, in order to prevent any possible disputes that may arise from such termination agreement and the pre-existing employment relationship, have decided to define amicably any possible request of Mr. Olivo,

Now therefore it is agreed

1.	The aforementioned employment contract shall be deemed terminated by mutual consent with effect as of December 31, 2014.

2.
In view of the agreed termination of the employment relationship, MTM will pay to Mr. Olivo, by way of retirement incentives and integration to severance pay, the total gross amount of € 160,000 (one hundred thousand). This sum will be paid within the term of ten days from the formalization of this agreement in front of the competent Local Labor Authority by bank transfer to the already known bank account.

3.
In order to prevent and resolve any possible disputes that may arise from such termination, such as, but not limited to, notice compensation, wage differences of any kind, contractual and/or tort damages, additions to severance pay, allowances or compensation of any nature and type, MTM will pay to Mr. Olivo an additional sum of € 11,000 gross as a general settlement. This amount will be paid to Mr. Olivo within ten days from the formalization of this agreement in front of the competent Local Labor Authority by bank transfer to the already known bank account.

4.
With the fulfillment of the provisions in the preceding articles .2 and .3 of this agreement, Mr. Olivo hereby declares he expects nothing else from MTM in any way, and thus he gives up all rights and demands, for any reason, that may arise from such termination agreement and the pre-existing employment relationship, with the only exception of severance pay that will be paid in accordance with Italian law.

5.
Being understood the immediate termination of the employment relationship of which in article .1 of this agreement, the effectiveness of the obligations set out in articles .2 and .3 above is subject to the formalization of this agreement in front of the competent Local Labor Authority.

Cherasco, .......... 2014

MTM Srl	Roberto Olivo